EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 3rd day of March, 2008, by and between Desktop Interactive, Inc. d/b/a InterClick.com, a Delaware corporation (the “Corporation”) with offices at 257 Park Avenue South, Suite 602, New York, NY 10010, and Andrew Katz, an individual residing at 365 SE 6th Avenue, Apt. 307, Delray Beach, FL 33483 (the “Employee”), under the following circumstances:

RECITALS:

A.           The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

B.           The Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

C.           The Employee has been offered a position with the Company which is of the nature that Employee will either generate or be entrusted with information, ideas and materials pertaining to the Corporations proprietary system ad serving systems.

NOW, THEREFORE, the parties mutually agree as follows:

1.           Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.           Duties. The Employee shall serve as the Chief Technology Officer (CTO) of Interclick and shall devote his full time effort to help the Corporation achieve its objectives and perform such other tasks, consistent with his position, as may be, from time to time, assigned to him by the Chief Executive Officer of the Corporation. The Employee shall report directly to the Chief Executive Officer of the Corporation.  The Corporation acknowledges that to meet the objectives will require the Corporation to make a significant investment in equipment and personnel.

3.           Term of Employment. Subject to Section 5 below, the term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of one (1) year commencing on the date hereof.  The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any term in accordance with Section 5 below are hereinafter collectively referred to as the “Term.”

4.           Compensation of Employee.

(a)           The Corporation shall pay the Employee as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $225,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall increase the Base Salary on an annual basis by the amount of 10%, starting with the anniversary date of this contract (March 3, 2009), and each anniversary date thereafter (March 3, 2010, etc).

(b)           In addition to the Base Salary set forth in Section 4(a) above, the Employee shall be entitled to receive an annual discretionary bonus in an amount to be determined by the Board of Directors of the Corporation (the “Board”) in its sole discretion.  To the extent that for that year, the Objectives are achieved and the Corporation achieves its profitability projections the targeted discretionary bonus shall be 50% of the Employee’s Base Salary; provided, however, whether such a bonus shall be payable and the actual amount of such bonus, if any, shall be determined by the Board in its sole discretion. The annual bonus, if any, is to be paid 50% in cash and 50% in restricted stock.

(c)           The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d)           The Employee shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its employees.

(e)           In addition to the Base Salary, bonus compensation and any previously granted stock options, the Employee shall receive options to purchase 200,000 shares of the Common Stock of interCLICK, Inc. (the “Parent”), subject to execution of the Parent’s standard stock option agreement.  The option agreement with respect to such options shall provide for such options to vest twenty-five percent (25%) on each anniversary of the date hereof.  The exercise price per share for such options shall be established by the Board and subject to adjustment for dividends, splits, reclassifications and similar transactions.

(f)           The Employee shall execute and deliver in favor of the Corporation a confidentiality and invention acknowledgement in the form attached hereto as Exhibit A.

5.           Termination.

(a)           This Agreement and the Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(1)           upon the Employee’s death;

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(2)           in the event the Employee, by reason of physical or mental incapacity, shall be substantially unable to perform his duties hereunder for a period of 180 days out of any 360 day period (such incapacity deemed to be “Disability”), the Corporation shall have an option, at any time thereafter, to terminate the Employee’s employment hereunder as a result of such Disability.  Such termination will be effective ten (10) days after the Board gives written notice of such termination to the Employee, unless the Employee shall have returned to the full performance of his duties prior to the effective date of the notice.  Upon such termination, the Employee shall be entitled to any benefits as to which he and his dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of the Corporation hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights the Employee may have under any policy of long term disability insurance or benefits then maintained on his behalf by the Corporation.  The Employee’s Base Salary shall continue to be paid during any period of incapacity prior to and including the date on which the Employee’s employment is terminated for Disability;

(3)           at the Employee’s option, upon sixty (60) days prior written notice to the Corporation.  Upon receipt of such notice, the Corporation shall have the option to accelerate the resignation to a date prior to the expiration of the sixty (60) day period;

(4)           at the Employee’s option, in the event of an act by the Corporation, defined in Section 5(b), below, as constituting “Good Reason” for termination by the Employee;

(5)           at the Corporation’s option, in the event of an act by the Employee, defined in Section 5(c), below, as constituting “Cause” for termination by the Corporation; and

(6)           at the Corporation’s option at any time without Cause by providing the Employee with written notice of such termination, which termination shall take effect ten (10) days after the date such notice is provided or, at the sole discretion of the Corporation, at any time prior to the expiration of such ten (10) day period.

(b)           For purposes of this Agreement, “Good Reason” shall mean:  (i) a material diminution of Employee’s authority or duties with the Corporation (other than as a result of Employee’s incapacity or disability); (ii) a reduction in Employee’s Base Salary; or (iii) if Employee must relocate his principal office more than one hundred (100) miles from any office that the Corporation is then maintaining for Employee as Employee’s principal office.  Prior to Employee terminating his employment with the Corporation for “Good Reason,” Employee must provide written notice to the Corporation that such “Good Reason” exists and setting forth, in detail, the grounds Employee believes constitutes such “Good Reason.” If the Corporation does not cure the grounds upon which Employee believes “Good Reason” exists within thirty (30) days after being provided with notice by Employee, then Employee’s employment shall be deemed terminated.

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(c)           For purposes of this Agreement, the term “Cause” shall mean, (i) the willful or continued failure by the Employee to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty, (ii) a material violation or material breach of this Agreement which is not cured within ten (10) days after receipt of notice thereof, (iii) misappropriation of funds, properties or assets of the Corporation by the Employee or any action which has a materially adverse effect on the Corporation or its business, (iv) the Employee’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving moral turpitude, fraud, larceny embezzlement, dishonesty, (v) abuse of drugs or alcohol which impairs the Employee’s ability to perform his duties as CTO, or (vi) a knowing violation of the CAN-SPAM Act of 2003.

6.           Effects of Termination.  In the event the Employee’s employment is terminated pursuant to Section 5(a)(4) or (6) of this Agreement, then the Corporation shall continue to pay the Employee his Base Salary as in effect on the date of termination for a period of six (6) months and the Corporation shall reimburse the Employee for the costs of obtaining comparable medical benefits for six (6) months, unless the Employee obtains other employment which provides for comparable medical benefits as the Employee received while employed by the Corporation.  In the event the Employee’s employment is terminated for any other reason, then the Employee shall be entitled to receive his Base Salary through the effective date of termination and the Corporation shall reimburse the Employee for any reasonable expenses previously incurred for which the Employee had not been reimbursed prior to the termination of employment. The Employee acknowledges and agrees that prior to receiving any payments which may be due under this Section 6, and as a material condition thereof, the Employee shall, if requested by the Corporation, sign and agree to be bound by a general release of claims against the Corporation related to the Employee’s employment (and termination of employment) with the Corporation in such form as the Corporation may deem appropriate.  Upon the Employee’s termination of employment for any reason, upon the request of the Board, he shall resign any memberships or positions that he then holds with the Corporation.

7.           Disclosure of Confidential Information. The Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Employee during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 7 shall survive the termination of the Employee’s employment hereunder.

8.           Covenant Not To Compete or Solicit.  Upon execution of this Employment Agreement, the Employee and the Corporation shall enter into that certain Non-Competition and Confidentiality Agreement attached hereto in the form of Exhibit A.

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9.           Miscellaneous.

(a)           The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by him of Sections 7 or 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach without the Corporation having to plead or prove an inadequate remedy at law or irreparable harm or post a bond. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)           Neither the Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)           Severability.  The covenants of this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other agreement between the parties.  Should any provision herein be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

10.           Section 409A.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Corporation determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death (the “Six Month Delay Rule”).

(b)           For purposes of this Section 10, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

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(c)           To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)           To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Employee during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Employee pays to the Corporation, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Corporation shall reimburse the Employee for any such payments made by the Employee in a lump sum not later than 30 days following the sixth month anniversary of the Employee’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Employee on a monthly basis in advance, results in the Employee not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)           The Corporation makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first written above.

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CORPORATION:

DESKTOP INTERACTIVE, INC.
d/b/a INTERCLICK.COM

By:	/s/ Michael Mathews
Name:	Michael Mathews
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Andrew Katz
Name:	Andrew Katz
Title:	Chief Technology Officer

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Exhibit A

CONFIDENTIALITY AND INVENTION ACKNOWLEDGEMENT

In consideration of my employment by interCLICK, Inc. (“Company”), and in consideration of the award of certain benefits by the Company that have been or will be made to me, including, without limitation, awards of options to acquire common stock of the Company, or by any subsidiary or affiliate of the Company, and the compensation paid for my services including any additional benefits or rights relating thereto as provided in a written agreement, policy or other understanding and as a condition of the foregoing, I do hereby agree as follows:

1.           Acknowledgment.  My position with the Company is or will be of a nature that I will either generate or be entrusted with information, ideas and materials which are Company property, involve trade secrets or in some other fashion relate to confidential matters of the Company. As a condition of my employment, the Company has requested this Agreement. I understand that the Company and its predecessors have been engaged in this business for over five years and are reliant upon technology and methods which have been devised and protected which constitute trade secrets of the Company. The Company’s business involves, among other things, operating an online advertising network. I acknowledge the Company’s business is international in scope and not limited to any particular geographic location, such as the location of my assignment, or other of its offices, plants, or sales facilities. Accordingly, I have been asked to sign this agreement and to agree to certain restrictions governing my activities both during and following my engagement by the Company.

2.           Confidential Information.  During the Benefit Period (as defined in paragraph 6 below) and at any time thereafter, regardless of the reason for termination of the Benefit Period:

(a)           I agree not to use or disclose, directly or indirectly, any Confidential Information (defined below) in any Unauthorized (defined below) manner or for any Unauthorized purpose;

(b)           I agree that I shall not disclose, reveal or otherwise release, directly or indirectly, any Confidential Information to any third party and to take any and all lawful measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information. I further agree to refrain from taking any actions which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information.

As part of the foregoing obligations, I further agree not to disclose any Confidential Information to, or assign any employee, vendor, subcontractor, or agent to provide services to the Company, unless said employee, contractor, vendor or agent is subject to an agreement with the Company, pursuant to which it or they agree to protect Confidential Information provided in the course of such relationship to the same extent that I am bound, unless services are to be provided or performed on customary commercial terms established in the course of the dealings with that person or entity, and to which my supervisor approves. I further agree to the terms of any restrictions on disclosure of third-party information of which I become aware as a result of my duties at the Company which is subject to restrictions on disclosure in favor of such third-party.

I agree that upon termination of my engagement by the Company and at any other time when requested, I will deliver and return all drawings, blueprints, designs, models, papers and copies which contain any Confidential Information, including any computer or electronic versions and destroy such computer or electronic material on any computer I own. I further agree that all similar materials in connection with all proposed or actual business of the Company or any of its affiliated companies shall be the property of the Company or such affiliate.

3.           Proprietary Rights.  I agree that during the Benefit Period all information, reports, studies, charts, code, plans, diagrams, presentations and any other tangible or intangible, information, Invention Disclosures (defined below), deliverables, discoveries, specifications, designs, methods, devices, writings, compilations of information and all materials that are protectable as intellectual property in the United States, whether under the laws of patents, copyrights, and/or trade secrets (“Inventions”), (i) developed or produced by me in conjunction with my efforts for the Company on or prior to the date hereof, (ii) based upon knowledge or information learned or gained from the Company on or prior to the date hereof, (iii) resulting from the use of the Company’s facilities, personnel, contacts or materials on or prior to the date hereof or (iv) related in any manner to my engagement by the Company on or prior to the date hereof, shall be the sole and exclusive property of the Company and shall be deemed “works made for hire”, of which Company shall be deemed the author.

I agree that all Inventions that are reduced to practice, or otherwise made by me, either alone or in concert with others during the Benefit Period and within one (1) year immediately following the Benefit Period, which Inventions are (i) within the scope of my services for the Company, (ii) related to knowledge or information learned or gained from or through the Company or (iii) developed during said engagement, shall be presumed to have been conceived in the course of said engagement and shall be the sole and exclusive property of the Company and shall be deemed “works made for hire”, of which Company shall be deemed the author. The foregoing, however, may be overcome by producing tangible evidence showing clearly that any such Inventions were conceived more than one (1) year after the expiration or termination of my engagement. I hereby agree to communicate and disclose promptly, in writing, to the Company all inventions made during the one (1) year period immediately following the Benefit Period. Moreover, I further agree to safeguard the confidentiality and proprietary nature of any and all such Inventions in the same manner as that prescribed herein for the treatment of Confidential Information.

I hereby agree that all Inventions are hereby assigned to Company and that I will execute all documents necessary to assign and transfer to Company, or its nominees, successors, or assigns, free of encumbrances, all rights, title, and interest in and to any and all Inventions. All such assignments shall include, among other things, existing or prospective patent rights and copyrights in the United States and all foreign countries.

In the event that any Invention constitutes a work based upon one or more preexisting works, I agree that I shall provide, in writing, in a separate Appendix, which will be attached hereto and made a part hereof: (i) the nature of such preexisting work; (ii) its owner; (iii) any restrictions or royalty terms applicable to the Company’s or my use of such preexisting work or the Company’s exploitation of the Inventions; and (iv) the source of my authority to employ the preexisting work in the Inventions. Unless otherwise specifically agreed in such Appendix, before initiating the preparation of any Invention that is a derivative work of a preexisting work, I shall cause Company, its successors and assigns, to have and obtain the irrevocable, nonexclusive, worldwide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute internally and externally, sell copies of, and prepare derivative works thereof, and (ii) authorize or sublicense others from time to time to do any or all of the foregoing. I represent and warrant that the Inventions are not based on any preexisting works other than any preexisting works referenced, in writing, in a separate Appendix to this Agreement which will be attached hereto and made a part hereof.

I hereby agree not to bring any action against the Company or any of its agents, including but not limited to independent legal advisors and counsel, for misappropriation of trade secrets or infringement of any intellectual property rights including but not limited to patents, trademarks and copyrights, and malpractice, negligence or any cause of action related in any way to the creation, maintenance, enforcement and commercialization of any intellectual property rights, including patents and patent applications.

4.           Representations.  I represent and warrant that my engagement by the Company does not conflict with and will not be constrained by any prior business relationship, agreement or understanding and that I do not possess confidential information arising out of any prior relationship which, in my best judgment, would be utilized in connection with my employment by the Company in contravention of any policy or agreement relating to such confidential information and that I will use best efforts not to disclose such information to the Company or any customer or employee.

I acknowledge that (a) the Confidential Information (i) is commercially and competitively valuable to the Company, (ii) is vital to the success of the Company’s business at all locations at which the Company is deemed to be doing or does business, and (iii) has been developed at great cost and expense to the Company; (b) the Unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company; (c) the Company has taken and is taking all reasonable measures to protect its legitimate interests in its Confidential Information, including but not limited to affirmative actions to safeguard the confidentiality of such Confidential Information; (d) by this Agreement and adoption of policies and procedures (including those of which I may not be aware) the Company is taking reasonable steps to protect its legitimate interests in its Confidential Information; and (e) the restrictions on the activities in which I may engage set forth herein, and the locations and periods of time for which such restrictions apply, are reasonably necessary in order to protect the Company’s legitimate interest in its Confidential Information.

I acknowledge that the Company and its operations are subject to governmental regulation much like many other companies and recognize that there are still relatively few laws or regulations specifically addressed to the Internet. I further acknowledge that I am aware that existing laws and regulations are applicable to the Internet and, as such, to the business and affairs of the Company and the manner in which I perform my duties for the Company. I acknowledge that I am responsible as in any personal or professional endeavor to comply with any and all laws and that knowing or willful violation of the law is grounds for termination, with cause, by the Company. Without limiting the foregoing, I acknowledge that such laws applicable to my activities include user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement. I agree that in the event that I become aware of any violation of law that I will take appropriate action, which would include notifying my immediate superior, or any member of the Board of Directors of the Company, or counsel to the Company.

I acknowledge that I am aware that the Company posts its privacy policy and practices concerning the use and disclosure of any user data on its Web sites. I agree to review and familiarize myself with such privacy policy and practices and to not knowingly violate or assist any third party in violation of such privacy policy and practices. I acknowledge that any knowing violation of the posted privacy policy and practices is grounds for termination, with cause, by the Company.

I acknowledge that I am aware that the CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet. I agree to take reasonable precautions to familiarize myself with the identity, business, and practices of customers with which I have direct contact and to not knowingly participate in any activities that would violate the CAN-SPAM Act of 2003 or other similar laws with which I am aware. I acknowledge that any knowing violation of the CAN-SPAM Act of 2003 or Company policy relating to spam is grounds for termination, with cause, by the Company.

5.           Restriction.  I agree that during the Benefit Period and continuing for a period of one (1) year after the termination of the Benefit Period, I shall not, directly or indirectly:

(a)           solicit, raid, entice or induce any present or former client, customer, licensor, licensee or vendor of the Company (each, a “Customer”) to become a client or customer of any other person or entity for the same or equivalent products or services as the those performed or provided by the Company or authorize, encourage or assist the taking of such actions by any other person or entity;

(b)           solicit, raid, entice or induce any employee, agent, consultant, advisor, independent contractor or person otherwise engaged by the Company at any time during the term of my engagement (“Personnel”) to become employed or otherwise engaged by any other person or entity for the purpose of rendering services the same as, or similar to, those services as from time-to-time had been provided by such Personnel to or on behalf of the Company or authorize, encourage or assist the taking of such actions by any other person or entity; or

(c)           contact or communicate with any Customer or Personnel for any business purpose restricted hereby without the presence or prior consent of the Company.

I agree that during the Benefit Period and continuing for a period of one (1) year thereafter that I shall not, directly or indirectly:

(a)           compete in any manner whether for compensation or otherwise, with the Company, or assist any other person or entity to compete with the Company;

(d)           compete by developing, marketing, manufacturing or assisting others to develop, market or manufacture any product or service which is competitive with the products or services of the Company then existing or planned for the future which I learn of or develop while engaged by the Company;

(e)           accept employment from or have any other relationship (including, without limitation, to own, manage, operate, control, be employed by or participate) with any entity which is competitive with the products or services of the Company then existing or which were known by me to be planned for the future.

The foregoing restrictions shall apply to all geographical areas where I performed services for the Company during the Benefit Period and to all other places where the Company does business and/or did business and/or planned to do business, including the license or sale of the Company’s products and services, which could be worldwide since the Company operates an online advertising network that is accessible throughout the world.

I hereby represent and acknowledge that: the restrictions stated above on the activities in which I may engage upon termination of my engagement with the Company are reasonable and that, despite such restrictions, I will be able to earn my livelihood and engage in my profession following said termination; the locations designated above are reasonable because they are limited to the locations in which the Company presently does business, legitimately plans to do business or did business during the term of my engagement; the periods of time designated above are reasonable because it extends only for twelve (12) months following the termination of the Benefit Period.

6.           Certain Definitions.

“Benefit Period” shall mean the term of my engagement (as employee, consultant, advisor or similar capacity) including during any additional period for which I have been paid or am entitled to receive any severance payments or other benefits from the Company or during which I may hold unexpired options or stock granted by the Company.

“Confidential Information” shall mean designs, methods, costs, pricing, production, and related information and materials, all customer vendor, licensee, licensor, information including the identity thereof, techniques, practices, the terms of any orders or acknowledgments thereof, as well as any and all information, know-how and data, technical or non-technical, which relates to the Company’s technology or business, including technical, financial and managerial information, whether written or oral, produced by the Company or on its behalf, either directly or indirectly. “Confidential Information” shall include information made available to me as a result of collaborative of other arrangements with third-parties pursuant to which the Company has agreed to maintain the secrecy of such information which shall for all purposes be considered Confidential Information protected by this Agreement. “Confidential Information” shall also include, as it relates to the Company or any of its affiliates, business practices or trade secrets obtained, developed or disclosed in the performance of my services, any other matter the confidentiality of which the Company takes reasonable measures to protect, any information which pertains to subjects including, but not limited to, research and development, product security, contingency plans, practices relating to protection of trade secrets and confidential information, equipment, expenditure plans, training, compensation and human resources information, legal matters involving litigation or disputes relating to the Company, contract compliance, waste and spoilage information, submission of government information, regulatory matters, names of individual contacts at customers, vendors or other service providers, preferences, businesses or habits, business methods, distributions and scheduling time, and capabilities, future plans, databases, computer programs, operating procedures, knowledge of the organization, any information contained in any policy or procedures manual of the Company and any matter designated as proprietary, confidential or trade secrets in such a policy or procedures manual from time to time, and similar information in any form whatsoever.

“Invention Disclosure” shall mean a written summary of an invention which fully describes the invention and sets forth all substantive technical features in sufficient detail to enable one of ordinary skill in the art to understand the invention.

“Unauthorized” shall mean (i) in contravention of the Company’s policies or procedures; (ii) otherwise inconsistent with the Company’s measures to protect its interests in the Confidential Information; (iii) in contravention of any lawful instruction or directive, whether written or oral, of a Company employee empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of the Company or any of its affiliates.

7.           Investing Restrictions.  I hereby acknowledge that I am aware that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling securities (and options, warrants and rights relating thereto) on the basis of such information and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. I also acknowledge that from time to time I may become privy to material non-public information from the Company or third parties in relations with the Company. I agree to be bound by the first sentence of this paragraph at all times that I am in possession of material non-public information and to seek the advice of counsel prior to effecting any transactions in the Company’s or such third-party’s securities.  I also agree to abide by any insider trading policies the Company may adopt.

8.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of New York without regard to principles of conflicts of laws. Jurisdiction shall be appropriate only in federal or state court in the state of New York, borough of Manhattan, unless otherwise agreed by the parties. The employee hereby waives the right to a trial by jury in any proceeding brought for the enforcement of any term of this agreement. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not be affected thereby and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and this Agreement shall continue to be enforceable in its modified or reduced form.

I acknowledge that the obligations under this Agreement are of a special and unique character for which monetary damages for breach would be inadequate and therefore the Company shall be entitled to injunctive and other equitable relief in the event of a breach or threatened breach in addition to any and all rights and remedies available at law or otherwise.

I agree that in performance of my duties to the Company, I shall not make or offer to make any payments to, or confer, or offer to confer any benefit upon any employee, agent or fiduciary of any third party, or any governmental agent or employee with the intent to influence the conduct of such employee, agent or fiduciary in relation to the business of such third party or otherwise to act in contravention of the Company’s policy relating thereto from time to time in effect.

I acknowledge that I have read and understand this Agreement and that I have signed and entered into it on my own free will in consideration for the benefits offered by the Company in connection with my engagement, promotion, additional benefits or other reasons related hereto.

INTERCLICK, INC.		EMPLOYEE

By:	/s/ Michael Mathews	/s/ Andrew Katz
	Name: Michael Mathews	Name: Andrew Katz
	Title: Chief Executive Officer	Dated As of: 3/3/08
Dated As of: 3/3/08